Free Writing Prospectus

Filed Pursuant to Rule 433

Dated June 18, 2018

Registration No. 333-207639-04

Free Writing Prospectus dated June 18, 2018

$379,354,000

California Republic Auto Receivables Trust 2018-1

Issuer

California Republic Funding, LLC Depositor	Mechanics Bank Sponsor, Originator and Servicer

The depositor has prepared a preliminary prospectus dated June 14, 2018 which describes the notes to be issued by the issuer. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuer will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	DBRS, Inc.	S&P Global Ratings
Class A-1 Asset Backed Notes	R1(high)(sf)	A-1+(sf)
Class A-2 Asset Backed Notes	AAA(sf)	AAA(sf)
Class A-3 Asset Backed Notes	AAA(sf)	AAA(sf)
Class A-4 Asset Backed Notes	AAA(sf)	AAA(sf)
Class B Asset Backed Notes	AAA(sf)	AA(sf)
Class C Asset Backed Notes	A(high)(sf)	A(sf)
Class D Asset Backed Notes	BBB(high)(sf)	BBB(sf)

It is a condition to the issuance of the notes that each class of the notes receives the ratings listed above.

Credit Suisse		J.P. Morgan
Joint Bookrunners

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer, and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, the underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll free 1-800-221-1037.